Exhibit 10.3

Employment Agreement between the Company and Carolyn Yu

April 18, 2022

Via email (cyu@themarygoldcompanies.com)

To: Carolyn Yu

Re: Offer of Promotion and Employment in New Role

Dear Carolyn:

The Marygold Companies (“TMC” or the "Company") is pleased to offer you employment in the position of Chief Legal Officer and Chief Continuity Officer of the Company beginning on April 1, 2022, or another mutually agreeable date, according to the following terms.

You will be primarily responsible for planning and directing the legal affairs of the Company and, as directed, the Company’s subsidiaries. Such responsibilities shall include, but are not limited to ensuring all business policies and activities are managed correctly and in compliance with current laws to achieve its goals. Further, in the role of Chief Continuity Officer, you will be responsible to create and develop organizational infrastructure, business resilience and continuity plans for the Company. You will report to me, Nicholas Gerber, but your manager may be changed during the course of your employment. You will be based out of our offices located at 1850 Mt. Diablo Blvd., Walnut Creek, CA; 120 Calle Iglesia, Unit B, San Clemente, CA 92672, and primarily, your remote home office in (intentionally omitted).

Your compensation will be set out in Exhibit A and paid to you in accordance with the Company's standard payroll procedures. You will also be eligible for the standard Company benefits described in Exhibit A, which are subject to change.

Currently, the Company does not have a formal paid time off (PTO) policy. Instead, we expect full-time employees to work a full-time schedule and as a responsible executive, you are capable of managing your own schedule as the Company relies on an honor system.

As part of a management team, you are expected to manage your time off and coordinate with your fellow managers. As an example of a PTO budget, the following is a guide for your consideration:

●	From 180 days to ten years of continuous employment, use up to three weeks (fifteen calendar days) per calendar year.

●	After ten or more years of continuous employment, use up to four weeks (twenty calendar days) per calendar year.

●	For special or extenuating circumstances, consult me or my designee.

The Company's normal business hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. Your actual work hours will be determined at your discretion. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments without additional compensation.

The Company may modify your position, duties, schedule, compensation and benefits from time to time in its discretion. The Company understands and agrees that you will work remotely from your home office in Hawaii and travel to one of its headquarters approximately four (4) or more times each year and elsewhere as needed.

As a TMC employee, you will be expected to abide by Company rules, policies, and comply with the Company's Codes of Business Conduct and Ethics.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our communication about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

As an employee, it will be necessary for the Company to disclose to you certain confidential and proprietary information, belonging to the Company, its clients and other third parties, in order for you to perform the duties of your position. Because unauthorized disclosure or misuse of this proprietary or confidential information would harm the Company, its clients and/or third parties, as an employee, you will agree not disclose or use, either during or after the term of your employment, any proprietary or confidential information of the Company, its clients or third parties without prior written permission, except to the extent necessary to perform services on behalf of the Company and its clients.

You have represented to the Company that you have the full right and power to continue your employment with TMC without the consent of any third party, and that you have no contract or obligation that is inconsistent or incompatible with your obligations to TMC as an employee.

The Company reserves the right to conduct background investigations, reference checks, and drug tests on all of its employees. Your job offer, therefore, is contingent upon a clearance of such investigations, checks, and tests, if any. By your signature below accepting this offer of employment, you also agree to submit to background checks and drug testing at any time during your employment with the Company and to complete any authorization forms required for a background check and/or drug test at the discretion of the Company.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States, by assisting the Company with completion of Section 1 of Form 1-9 on or before your first day of employment. Section 2 of Form 1-9 must be completed within 3 business days of your date of hire, or your employment relationship with the Company may be terminated.

In the event that your employment with the Company is involuntarily terminated for any reason other than gross misconduct, the Company will pay you severance compensation equivalent to 6 months' salary payable over the course of the 6 months following your termination date. No severance compensation will be paid to you if you resign from your position or are involuntarily terminated for gross misconduct.

In the event of any dispute relating to your employment, you and the Company agree to submit the matter to mediation and not to a court of law. In so doing you recognize that: (a) you are waiving any and all rights to a jury trial, (b) no discovery will be available (c) no court remedies will be available in mediation; (d) all disputes between you and the Company shall be fully and finally resolved by mediation; (e) all disputes shall be resolved by a neutral mediator; (f) the mediator shall issue a written opinion and results of the negotiated mediation resolution if required by the parties; and (g) the Company shall pay all the mediation fees, except an amount equal to the filing fees you would have paid to file a complaint in court.

This letter, together with its Exhibit A and your acknowledged receipt of the Company's Codes of Business Conduct and Ethics forms the complete and exclusive statement of your employment agreement with TMC. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company's discretion in this letter, require a written modification signed by the Chief Executive Officer of the Company.

Please sign and date this letter, and return it to me by 5:00 pm Pacific Time on April 19, 2022. If you do not return a signed copy of this letter by that time, the offer will expire.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Exhibit A

Employment Document, Compensation and Benefits

Employment Document requirements:

1.	Employment Eligibility Verification (Form 1-9) – [On File]
2.	Code of Business Conduct and Ethics, Concierge Technologies, Inc. and Acknowledgment Regarding Code of Business Conduct and Ethics, Concierge Technologies, Inc. [On File]
3.	Policies and Procedures Concerning the Misuse of Material Non-Public Information, [On File]
4.	Statement of Policy on Insider Trading, Concierge Technologies, Inc. and Acknowledgment Regarding Statement of Policy on Insider Trading [On File]
5.	Section 16 of the Securities Exchange Act of 1934 Compliance Program: SEC Short-Swing Profit Rule Filing Requirements. [On File]

Compensation Terms:

1.	Your salary will be $17,708.33 per semimonthly pay period ($425,000.00 annual rate).
2.	Bonuses are initiated and awarded under the Company’s 2021 Equity Incentive Plan and administered by the Compensation Committee.

Current Benefits Offered:

1.	Medical, Vision, Dental, short- and long-term disability insurance, subject to Plan eligibility and enrollment requirements.
2.	Participation in the United States Commodity Funds LLC 401(k) program after one year of continuous employment, subject to Plan eligibility and enrollment requirements.
3.	Up to $1M of term life insurance at the Company's expense, premium not to exceed $1,000, subject to Plan eligibility and enrollment requirements.

Nicholas Gerber,                                                Agreed and Accepted:

____/s/ Nicholas Gerber______                          /s/ Carolyn Yu_________

Chief Executive Officer                                    Carolyn M. Yu

Date: April 18, 2022